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                                     EXHIBIT 5.1

                                   Winston & Strawn
                                 35 West Wacker Drive
                               Chicago, Illinois 60601



                                  February 14, 1997



Prime Retail, Inc.
100 E. Pratt Street
19th Floor
Baltimore, Maryland 21202

         Re:  Issuance of Shares of Common Stock

Gentlemen:

         We have acted as special counsel to Prime Retail Inc., a Maryland corporation (the "Company"), in connection with the proposed issuance and sale by the Company of (a) up to 2,080,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Shares"), and (b) up to 175,800 shares of the Company's 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Convertible Preferred Shares" and, collectively with the Common Shares, the "Shares") pursuant to an Underwriting Agreement dated as of the date hereof (the "Underwriting Agreement") among the Company, Prime Retail, L.P. and Friedman, Billings, Ramsey & Co., Inc. (the "Underwriter") and the related Terms Agreement dated as of the date hereof between the Company and the Underwriter (the "Terms Agreement"). Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the Underwriting Agreement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-19505) filed by the Company with the Commission on January 10, 1997, as amended by Amendment No. 1 to the Registration Statement filed by the Company with the Commission on January 30, 1997 (the "Registration Statement"), (ii) the Prospectus dated February 14, 1997 constituting a part of the Registration Statement, (iii) the Prospectus Supplement dated February 14, 1997 constituting a part of the Registration Statement, (iv) the Amended and Restated Articles of Incorporation, as amended through the date hereof (the "Charter"), and the Amended and Restated By-Laws of the Company, (v) the form of the Articles Supplementary to the Charter (the "Articles Supplementary") to be filed with the Secretary of State of the State of Maryland and designating 175,800 of the shares of Preferred Stock authorized thereunder as Convertible Preferred Shares, (vi) certain resolutions of the Board of Directors of the Company and the Executive Committee thereof relating to the offering and issuance of the Shares, and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

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Prime Retail, Inc.
February 14, 1997
Page 2


In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of the documents executed or to be executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that

         1. The Common Shares have been duly and validly authorized and, when issued and sold pursuant to the Underwriting Agreement and the Terms Agreement, will be duly and validly issued, fully paid and nonassessable.

         2. Upon the due filing of the Articles Supplementary with the Secretary of State of the State of Maryland, the Convertible Preferred Shares will be duly and validly authorized and, when issued and sold pursuant to the Underwriting Agreement and the Terms Agreement, will be duly and validly issued, fully paid and nonassessable.

         3. The shares of Common Stock, $.01 par value per share, of the Company issuable upon conversion of the Convertible Preferred Shares in accordance with the Charter have been duly and validly authorized and, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the United States and the Maryland General Corporation Law.

         This opinion is rendered as of the date hereof and we undertake no, and disclaim any, obligation to advise you of any changes in any matter set forth herein, regardless of whether changes in such matters come to our attention after the date hereof. This opinion is furnished to you solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the incorporation by reference of this opinion to the Registration Statement and to the use of our name

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Prime Retail, Inc.
February 14, 1997
Page 3


in the Prospectus Supplement relating to the Shares and constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                  Very truly yours,

                                  /s/ Winston & Strawn